UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2013

VIRTUSA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33625	04-3512883
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

2000 West Park Drive
Westborough, Massachusetts	01581
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 389-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2013, the Board of Directors of Virtusa Corporation (the “Company”) made the following promotions:  Raj Rajgopal, the Company’s Executive Vice President, Business Development and Client Services since October 2008, was promoted to President of the Company; and Samir Dhir, the Company’s Senior Vice President, Global Delivery Head and Head of India Operations since April 1, 2011, was appointed Executive Vice President, Chief Delivery Officer and Head of India Operations.

Raj Rajgopal, age 52, joined the Company in April 2005 as General Manager of Communications, Content, and Technology, or CCT, Business Unit.  Prior to joining the Company, from 2003 to April 2005, Mr. Rajgopal served as President, Rajgopal Management Consulting, a consulting company.  From September 1990 to April 2003, Mr. Rajgopal held several positions with Cap Gemini Ernst & Young, a consulting company, including serving as Vice President, Management Consulting, prior to Mr. Rajgopal’s departure in April 2003.  Mr. Rajgopal graduated from the Indian Institute of Technology, with a Bachelors of Science in Mechanical Engineering, earned his Masters in Science in Industrial Engineering and Operations Research and in Computer Science from Virginia Tech and earned his Master of Business Administration from Massachusetts Institute of Technology (M.I.T.), Sloan School of Management.

Mr. Rajgopal’s existing base salary of $335,000, was increased to $350,000, effective July 1, 2013 and his variable cash compensation (at 100% achievement) was increased from $265,000 to $300,000 for the fiscal year ending March 31, 2014.  The performance based target is based on achievement of both revenue and operating income targets applicable to all the other executive officers of the Company as approved by the Compensation Committee of the Board of Directors and the Board, under the Company’s variable cash compensation plan (“VCCP”).

Samir Dhir, age 42, has served as the Company’s senior vice president, global delivery head and head of India operations since February 2010 and as an executive officer since April 1, 2011. He also serves as a board member of Virtusa Consulting Services Private Limited, one of our Indian subsidiaries. Prior to joining us, Mr. Dhir worked for Wipro Technologies where he managed a delivery organization with over 5,000 IT professionals focused on the technology, media and transportation industries. Mr. Dhir also led Wipro’s SAP Practice and managed services business. Prior to his time at Wipro, Mr. Dhir held leadership positions with Avaya Inc. and Lucent Technologies in the United Kingdom. Mr. Dhir received his M.B.A. from the Warwick Business School, UK and holds a B.Tech from the Indian Institute of Technology Roorkee.

Mr. Dhir’s existing base salary of $230,000, was increased to $240,000, effective July 1, 2013 and his variable cash compensation (at 100% achievement) was increased from $75,000 to $100,000 for the fiscal year ending March 31, 2014.  The performance based target is based on achievement of both revenue and operating income targets applicable to all the other executive officers of the Company as approved by the Compensation Committee and the Board, under the Company’s VCCP.

In connection with the foregoing promotions, upon recommendation of the Compensation Committee, the Board approved a restricted stock award to each of Messrs. Rajgopal and Dhir for a number of shares of common stock equal to $468,600 and $281,160, respectively, divided by the closing price of the Company’s common stock as reported on The NASDAQ Global Market on the third business day following the Company’s next public release of earnings; provided that in no event shall the number of shares of restricted stock granted exceed 20,000 for Mr. Rajgopal or 12,000 for Mr. Dhir.  The restricted shares granted vest 25% annually, starting on June 1, 2014 and each anniversary thereafter.

In addition, upon recommendation of the Compensation Committee, the Board also approved a performance based deferred restricted stock award (“DSA”) to each of Messrs. Rajgopal and Dhir issuable for a number of shares of common stock equal to $468,600 (not to exceed 20,000 shares issuable under the DSA) for Mr. Rajgopal and $281,160 (not to exceed 12,000 shares issuable under the DSA) for Mr. Dhir, divided by the closing price of our common stock as reported on The NASDAQ Global Market on the third business day following our next public release of earnings.  Such DSAs, however, would only be earned upon achievement by the Company of certain revenue targets (which have been established by the Company’s Compensation Committee and approved by the Company’s Board of Directors) for the fiscal year ending March 31, 2014.  The vesting percentage ranges from100% which conditionally vest upon achievement of the revenue target (“Revenue Target”), to 75% of the DSAs only if the Company achieves at least 98% of the Revenue Target, to 125% of the DSAs if the Company exceeds the Revenue Target by more than 5%.  There is pro-rated conditionally vesting in between targets.  To the extent that the DSAs are earned and conditionally vest based on the Company’s achievement of the established revenue targets for the fiscal year ending March 31, 2014, 33% of the DSAs would vest (and corresponding shares issued) on September 1, 2014 and 67% of the DSAs would vest (and corresponding shares issued) on March 1, 2016; provided the executive remained employed with the Company through the applicable vesting dates.

Item 9.01.  Financial Statements and Exhibits

(d)         Exhibits

The following exhibit relating to Item 5.02 shall be deemed to be furnished, and not filed:

99.1	Press Release issued by Virtusa Corporation on May 28, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Virtusa Corporation

Date: May 28, 2013	By:	/s/ Ranjan Kalia
Ranjan Kalia
Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Virtusa Corporation on May 28, 2013